CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Has Assembled a Portfolio of $1.174 Billion of Assets, Including Assets Owned and Under Contract/Letter of Intent, and Expects to Fully Deploy the Remaining Equity Capital Raised in its IPO By the End of the Third Quarter

ARC Healthcare’s $1.174 Billion Portfolio Includes $850 Million of Healthcare Assets Purchased to Date, its $287 Million of Properties Under Executed Purchase and Sale Agreements, and $37 Million of Acquisitions Subject to Executed Letters of Intent

The Company Will Complete its Acquisition Program Drawing from its Robust Pipeline of $1.1 Billion of Properties on which it has Submitted Letters of Intent

New York, New York, June 5, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that it expects to have substantially deployed the balance of its equity raise by the end of the third quarter of 2013. Along with the $850 million of acquisitions it has made to date, the Company has placed approximately $287 million of healthcare assets under executed purchase and sale agreements, and approximately $37 million of acquisitions under executed letters of intent. The Company anticipates completing its acquisitions shortly after these $1.2 billion of assets are purchased from its robust pipeline of $1.1 billion of submitted letters of intent.

“We expect to put all of our acquisitions under contract in the next 90 days. We have continued to deploy our equity deliberately as we assemble a high quality portfolio of medical office buildings, seniors housing and selected hospital assets. We intend to quickly add to our expected $1.2 billion portfolio. In addition, we remain active in building out our management and acquisition team as evidenced by the recent hiring of Ross Sanders, a specialist in seniors housing,” commented Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC. He added, “We continue to make purchases that are accretive to our portfolio earnings and effectively position the Company to explore its strategic options.”

The ARC Healthcare Portfolio Highlights in its Initial $1.2 Billion of Acquisitions

High Portfolio Diversity and Occupancy. ARC Healthcare expects to maintain a highly diversified portfolio comprised of 188 tenant groups located in 26 different states. 100% of the Company’s portfolio will be comprised of high quality medical office buildings, senior living facilities, hospital assets and other healthcare related real estate. ARC Healthcare’s portfolio will be 93.5% occupied.

Substantial Size and Scale. The Company’s portfolio will include 89 properties, containing 3.6 million rentable square feet. Annualized rental income will total approximately $150 million.

One of the Lowest Leverage REITs. Upon completion of these acquisitions, the Company will be one of the lowest leveraged healthcare REITs in the industry, targeting a debt to enterprise value ratio in the mid-20% range.

Important Notice

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes with the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.